Exhibit 99.1
Contact:
Sarah Cavanaugh
MacDougall Biomedical Communications
Tel. 781-235-3060
E-mail: scavanaugh@macbiocom.com

Microfluidics International Corporation Appoints Peter F. Byczko Vice President of Finance and Chief Accounting Officer

NEWTON, MA, March 31, 2009—Microfluidics International Corporation (OTCBB: MFLU) today announced that Peter F. Byczko joined the company on March 12, 2009 as Vice President of Finance and was subsequently appointed Chief Accounting Officer effective March 31, 2009. Mr. Byczko succeeds Brian LeClair, previous Chief Financial Officer of Microfluidics.

“We are pleased to have Peter join us as Vice President of Finance and Chief Accounting Officer,” said Michael C. Ferrara, Chief Executive Officer and President of Microfluidics. “His business operations, leadership and public company experience will provide tremendous depth to our management team. Peter will play a key role in executing our strategic plan and strengthening our relationships with the financial community.”

Mr. Byczko was mostly recently the Director of Financial Operations and Development at Open Solutions, a leading provider of integrated computer systems and software for financial institutions around the world. Prior to Open Solutions, Mr. Byczko was a Senior Project Manager for Control Solutions International, a global provider of internal audit and risk management solutions, where he led a number of high-profile client engagements including CA, Hewlett-Packard and Bristol-Myers Squibb. Mr. Byczko has also served in senior management positions in the areas of financial reporting, acquisitions and treasury and practiced as a Certified Public Accountant with various national and regional accounting firms from 1989 to 1995. Mr. Byczko holds a B.S. in accounting and finance from Nichols College.

About Microfluidics International Corporation
Microfluidics International Corporation, through its Microfluidics Division, designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics and inkjet ink industries. Microfluidics International Corporation applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to Microfluidics International Corporation equipment customers.